Exhibit 99.1

CLAIRE’S STORES, INC. REPORTS FIRST QUARTER RESULTS -
DILUTED NET INCOME PER SHARE REACHES $0.30

PEMBROKE PINES, Florida, May 19, 2005. Claire’s Stores, Inc. (NYSE:CLE) today announced financial results for the first quarter of Fiscal 2006 and provided guidance relating to the second quarter of Fiscal 2006 and the full fiscal year.

First Quarter
Results for the first quarter of Fiscal 2006, which ended April 30, 2005, were as follows: Net income rose seven percent to $29.7 million compared to $27.7 million during the first quarter of Fiscal 2005, which ended May 1, 2004. On a per share basis, diluted net income during the first quarter of Fiscal 2006 rose seven percent to $0.30 from $0.28 per share.

For the first quarter of Fiscal 2006, net sales increased 7 1/2 percent to $302.7 million from $281.6 million for the same period last year. Comparable store sales for the first quarter of Fiscal 2006 increased five percent, after achieving an 11 percent increase in last year’s first fiscal quarter.

First quarter comparable store sales by brand were as follows:

•	Claire’s North America: positive low single digits

•	Claire’s Europe: positive high single digits

•	Icing by Claire’s: positive mid single digits

Commenting on first quarter results, Co-Chairman and Co-Chief Executive Officer Marla Schaefer said, “Our expectations for the first quarter of Fiscal 2006 were modest in light of last year’s extraordinary first quarter performance, when net income rose by 78 percent. We are pleased that we were able to exceed our consolidated projections with respect to net income and diluted earnings per share. The jewelry business is continuing to show strength and staying power and the profusion of vibrant colors among both our costume jewelry and accessory selections is being well received by customers purchasing new items to keep their wardrobes looking fresh and up to the minute.”

Bonnie Schaefer, Co-Chairman and Co-Chief Executive Officer, offered additional commentary on the first quarter of Fiscal 2006. “Our European stores are continuing to make progress, and we delivered another quarter of positive growth in terms of comparable store sales. Inventory analysis and product testing have substantiated our belief that the major fashion trends driving our North American business are having a similar impact in Europe and on a similar time frame. We have improved our merchandise selection abroad so that in-demand styles are better represented than they were at this time last year.”

Store Count: End of First Fiscal Quarter:

	April 30, 2005	May 1, 2004
Claire’s North America	1,678	1,664
Claire’s Europe	729	705
Icing by Claire’s	445	459
Claire’s Nippon	161	131

Total	3,013	2,959

Business Outlook for the Second Quarter and Full Year – Fiscal 2006
Second Quarter: For the second quarter of Fiscal 2006, we are estimating revenues between $317 and $323 million, an increase of four to six percent. Comparable store sales are projected to rise by two to four percent. This follows an increase of ten percent in the second quarter of Fiscal 2005. Net income is projected to reach $30 to $33 million, or $0.30 to $0.33 per diluted share.

Gross margins are anticipated to range between flat to 30 basis points below last year’s second fiscal quarter. SG&A is projected to increase 50 to 70 basis points as a percentage of sales during that same period.

Full Year:
For Fiscal 2006 in its entirety, revenues are projected to grow by approximately five to seven percent to $1.34 billion to $1.37 billion. Comparable store sales are expected to increase by two to four percent.

Gross margins are anticipated to improve by 20 to 30 basis points. SG&A is projected to decrease as a percentage of sales, leading to a 30 to 50 basis point improvement.

Income from continuing operations is projected to be within a range of $152 million to $163 million, or $1.54 to $1.65 on a diluted per share basis.

Quarterly Dividend
The Board of Directors has declared the regular quarterly cash dividend of $0.10 per share payable on the Common Stock and $0.05 per share payable on the Class A Common Stock. Payment will be made on June 17, 2005 to shareholders of record on June 7, 2005.

Conference Call Information
The Company will host its first quarter conference call on May 19, 2005, at 10:00 a.m. (EST). The call in number is 210-795-9101 and the password is “Claires.” A replay will be available through May 27, 2005. The replay number is 203-369-1969 and the password is 25247. The conference call is also being archived until May 27th on the Company’s corporate website at http://www.clairestores.com, and can be accessed by clicking on the “Conference Calls” link located under “Financial Information”.

Company Overview
Claire’s Stores, Inc., is a leading international specialty retailer offering value-priced costume jewelry and accessories to fashion-aware tweens, teens and young adults through its two store concepts: Claire’s and Icing by Claire’s. While the latter operates only in North America, Claire’s operates internationally. As of April 30, 2005, Claire’s Stores, Inc. operated approximately 2,850 stores in the United States, Canada, Puerto Rico, the Virgin Islands, the United Kingdom, Ireland, France, Switzerland, Austria and Germany. Claire’s Stores, Inc. operates through its subsidiary, Claire’s Nippon, Co., Ltd., 161 stores in Japan as a 50:50 joint venture with AEON, Co., Ltd. (fka JUSCO, Co. Ltd.), a $32 billion specialty retailer headquartered in Japan. The Company also licenses 65 stores in the Middle East and Turkey under a licensing and merchandising agreement with Al Shaya Co., Ltd. and five stores in South Africa under similar agreements with The House of Busby Limited.

Forward-looking Statements
This press release contains “forward-looking statements” which represent the Company’s expectations or beliefs with respect to future events. Statements that are not historical are considered forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: changes in consumer preferences and consumer spending for pre-teen, teen and young adult apparel and accessories; competition; general economic, political and social conditions such as war, political unrest and terrorism; natural disasters or severe weather events; currency fluctuations and exchange rate adjustments; changes in laws; uncertainties generally associated with the specialty retailing business; disruptions in our supply of inventory; inability to increase comparable store sales at recent historical rates; inability to design and implement new information systems; delays in anticipated store openings or renovations; and uncertainty that definitive financial results may differ from preliminary financial results due to, among other things, final GAAP adjustments. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the SEC, specifically as described in the Company’s annual report on Form 10-K for the Fiscal year ended January 29, 2005. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. The historical results contained in this press release are not necessarily indicative of the future performance of the Company.

Additional Information:

Note: Other Claire’s Stores, Inc. press releases, a corporate profile and most recent 10-K and 10-Q reports are available via Claire’s Internet home page: http://www.clairestores.com.

Contact Information: Marisa F. Jacobs, Vice President of Corporate Communications and Investor Relations
Phone: (212) 594-3127, Fax: (212) 244-4237 or Email at marisa.jacobs@claires.com

CLAIRE’S STORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	THREE MONTHS ENDED
	April 30, 2005		May 1, 2004
Net sales	$302,708,000	100.0%	$281,591,000	100.0%
Cost of sales, occupancy and buying expenses	138,695,000	45.8%	125,524,000	44.6%

Gross profit	164,013,000	54.2%	156,067,000	55.4%

Other expenses (income):
Selling, general and administrative	110,462,000	36.5%	104,245,000	37.0%
Depreciation and amortization	12,348,000	4.1%	10,659,000	3.8%
Interest expense	55,000	0.0%	30,000	0.0%
Interest and other income	(1,961,000)	(0.6%)	(1,210,000)	(0.4%)

	120,904,000	39.9%	113,724,000	40.4%

Income before income taxes	43,109,000	14.2%	42,343,000	15.0%

Income taxes	13,407,000	4.4%	14,651,000	5.2%

Net income	$29,702,000	9.8%	$27,692,000	9.8%

Net income per share:

Basic:

Net Income per share	$0.30		$0.28

Diluted:

Net Income per share	$0.30		$0.28

Weighted average number of shares outstanding:

Basic	98,994,000		98,916,000

Diluted	99,358,000		99,241,000

CLAIRE’S STORES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	April 30, 2005	May 1, 2004
ASSETS

Current assets:
Cash and cash equivalents	$316,077,000	$217,539,000
Inventories	117,077,000	107,918,000
Prepaid expenses and other current assets	69,840,000	51,915,000

Total current assets	502,994,000	377,372,000

Property and equipment:
Land and building	18,151,000	18,151,000
Furniture, fixtures and equipment	242,367,000	228,690,000
Leasehold improvements	219,416,000	190,406,000

	479,934,000	437,247,000
Less accumulated depreciation and amortization	(271,649,000)	(247,626,000)

	208,285,000	189,621,000

Intangible assets, net	53,846,000	43,592,000
Other assets	13,716,000	15,834,000
Goodwill	200,989,000	198,868,000

	268,551,000	258,294,000

Total assets	$979,830,000	$825,287,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Trade accounts payable	$59,307,000	$51,370,000
Income taxes payable	27,486,000	24,946,000
Accrued expenses	74,174,000	68,646,000

Total current liabilities	160,967,000	144,962,000

Long-term liabilities:
Deferred tax liability	23,740,000	13,345,000
Deferred rent expense	20,094,000	17,657,000

Total long-term liabilities	43,834,000	31,002,000

Stockholders’ equity:
Class A stock — par value $0.05 per share	256,000	260,000
Common stock — par value $0.05 per share	4,703,000	4,687,000
Additional paid-in capital	51,418,000	49,413,000
Accumulated other comprehensive income, net of tax	26,387,000	15,046,000
Retained earnings	692,265,000	579,917,000

Total stockholders’ equity	775,029,000	649,323,000

Total liabilities and stockholders’ equity	$979,830,000	$825,287,000

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